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                                  EXHIBIT 99.1

                  ENLIGHTEN SOFTWARE AND NEW DIMENSION SOFTWARE
        AGREE TO TECHNOLOGY TRANSFER OF ENLIGHTEN'S TANDEM BUSINESS UNIT.


                    SAN MATEO, Calif. -- (BUSINESS WIRE) -- Sept. 23, 1997


ENlighten Software Solutions, Inc. (Nasdaq: SFTW), and New Dimension Software, Inc., a wholly owned subsidiary of New Dimension Software, Ltd. (Nasdaq: DDDDF - news) announced today that they have entered into a definitive agreement whereby New Dimension will purchase ENlighten's Tandem systems management software product line, effective October 1, 1997. The companies also announced that they intend to enter into a strategic relationship to integrate and distribute ENlighten's ENlighten/DSM product suite for UNIX and Windows NT with New Dimension's enterprise production management solutions.

The purchase consideration includes an initial payment of $2.5 million and additional payments over three years based on product revenue and other performance objectives.

Commenting on the announcement, David D. Parker, President and CEO of ENlighten, said, "Today's agreement accomplishes our goal of focusing our organization while also establishing a long-term relationship with New Dimension that will be beneficial to both companies. Our newly restructured management team, professional staff, and financial resources can now concentrate on establishing meaningful market share, awareness, and industry appreciation for our ENlighten/DSM product suite for UNIX and NT.

"After reviewing several strategic alternatives, we chose New Dimension as the best solution for our Tandem customers, partners, investors, and employees. Their position as a technological leader in cross platform systems management, as well as their dedication to expand their enterprise solutions to the Tandem platform, convinced us that they are well positioned to take advantage of what we've built over the past ten years to continue providing our Tandem customers with high quality products and services."

Commenting on the synergies of the companies' planned strategic relationship for UNIX/NT, Mr. Parker said, "Customers are looking for product sets that provide practical solutions to managing the enterprise. Being able to provide a UNIX and NT systems management solution that is tightly coupled with the mission critical areas of production, output and security management will provide our common customers with a significant advantage."

"Companies using Tandem systems are typically very large, with complex computing environments. This is precisely our target market," said Darroll Buytenhuys, Chief Operating Officer of New Dimension. "This agreement immediately gives us a large new base of existing customers and expands our total customer base to well over 2,000. We will now have the opportunity to introduce our existing products to these customers, including our unique production control solution that allows the scheduling and management of tasks across Tandem systems and the rest of the enterprise."



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The Tandem product line sale includes an installed base of several hundred customers and the equipment and development environments associated with ENlighten's Tandem product suite. It is currently expected that approximately 12 employees associated with ENlighten's Tandem operations will become New Dimension employees. Peter McDonald, ENlighten's founder and a member of ENlighten's board of directors, will be dedicated to ensuring a smooth transition and to building strong customer relationships. Mr. McDonald, who has extensive experience in the Tandem market, will also be active in guiding the R&D effort to provide practical business solutions that include the ENlighten product line and existing products from New Dimension Software.

This press release includes forward-looking statements that involve risks and uncertainties, including, but not limited to, quarterly fluctuations in results, the management of growth, the ability to fund operations, and other risks detailed from time to time in the Company's Securities and Exchange Commission filings. Actual results may differ materially from management expectations.

ENlighten Software Solutions, Inc. is a leading supplier of UNIX/NT systems management solutions for open systems distributed computing environments in the range of 50 - 5000 servers/clients. The Company's ENlighten/DSM product suite provides cost-effective systems administration solutions for mixed vendor environments including Sun Microsystems, IBM, Hewlett-Packard, SCO, Silicon Graphics, DEC, and Windows NT. The DSM product suite provides comprehensive functionality with unprecedented ease of use. The DSM product suite is conformant with industry standard frameworks yet allows seamless integration with other vendors' point solutions. ENlighten maintains sales offices in San Mateo, Chicago, New York, and London. For more information, please visit the Company's web site located at http://www.enlighten.sftw.com.

New Dimension Software is a leading provider of integrated software solutions that allow information technology organizations to manage data center production flow end-to-end. With the company's family of products, all aspects of production flow are effectively managed, from the automation of applications and systems to the generation and distribution of production output. By managing the flow of information between applications, systems, end users and administrators, this tightly integrated product family helps users achieve their business goals. The company is based in Tel Aviv, Israel, with its North American subsidiary's headquarters in Irvine, Calif. and regional offices throughout the United States, Canada and Australia. Founded in 1983, the company's products are currently licensed to more than 2,000 customers in more than 40 countries. For more information, please visit the company's web site at http://www.ndsoft.com



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